Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Calls for

Redemption of 2.250% Notes due 2019

DEERFIELD, Ill. – Nov. 16, 2016 – Mondelēz International, Inc. (the “Company”) today called for redemption the entire $850 million aggregate principal amount of its outstanding 2.250% Notes due 2019 (CUSIP No. 609207AA3) (the “Notes”), which were issued pursuant to the Indenture, dated as of Oct. 17, 2001 (as supplemented and amended from time to time, the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York, as successor to The Chase Manhattan Bank), as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of Jan. 16, 2014, issued pursuant to Section 301 of the Base Indenture.

The Notes will be redeemed on Dec. 16, 2016 (the “Redemption Date”), at a redemption price (the “Redemption Price”) equal to the greater of (1) 100 percent of the principal amount of the Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 10 basis points, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the Redemption Date.

The Company expects to publish the actual Redemption Price in the investor section of its website (http://www.mondelezinternational.com/investors) once it has been determined.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ:MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands, such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “intend” and similar expressions are intended to identify the Company’s forward-looking statements, including, but not limited to, statements about the redemption of the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results to differ materially from those indicated in the Company’s forward-looking statements. Please see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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